EXHIBIT 99

  FOR IMMEDIATE RELEASE:         Contact:  Mr. Charles R. Ofner
                                                 (713) 496-5000


       Houston,  Texas....April  20,  1995....Reading  &  Bates
  Corporation (NYSE:RB) announced today that its subsidiary, Reading & Bates Development Co., has entered into a letter of intent with Enserch Exploration, Inc. to acquire approximately a 20% working interest in Enserch Exploration's Green Canyon 254 Project in the U.S. Gulf of Mexico. Reading & Bates expects to participate, subject to the rights of the working interest owners under the joint operating agreement, as follows:

       *    The  third-generation  semisubmersible  M.  G.
       HULME, JR. would receive a three year drilling contract, plus options, for the field's development drilling upon completion of an upgrade of the unit for operations in up to 3300 feet of water.

       *    Reading  &  Bates would  convert  its  second-
       generation   semisubmersible   RIG  41,      or  an
       equivalent unit,   to a  floating production vessel
       (FPV) capable of processing up to 70,000 barrels of
       oil   per  day.    This   FPV  will  be  moored  in
       approximately 2100 feet of water at a location in the Green Canyon area located approximately seven miles from the subsea well clusters which would be located in approximately 3200 feet of water.

       In addition, Reading & Bates Development Co. previously entered into a technical services agreement with Enserch to conduct preliminary studies with respect to the use of a floating production system to develop the Green Canyon 254 Project, and an affiliated company has entered into a letter of intent with Enserch to provide drilling services with the M.G. HULME, JR. prior to the upgrade.

            The letter of intent is subject to definitive documentation (including the sale and purchase agreement and the joint operating agreement).

       Paul B. Loyd, Jr., Chairman and Chief Executive Officer of Reading & Bates Corporation stated, "We are very pleased to be participating in this project with Enserch. Not only have they discovered an excellent oilfield, they have worked with Reading & Bates to structure the development in a manner that provides the most efficient and highest present value exploitation of the reservoir. By participating as a working interest holder, Reading & Bates' and Enserch's goals are perfectly aligned. Additionally, this project graphically illustrates the inherent synergy between deepwater offshore drilling and floating production, both in terms of the technical disciplines and operations. The project, if successful, would have a very substantial impact on Reading & Bates' future earnings and cash flow, as Reading & Bates' estimated revenues from its total involvement in this project should exceed $350 million over a 5 to 7 year project life. We also believe this commitment by Enserch will prove to be the first of several by various clients to similar floating production projects in the Gulf of Mexico and other parts of the world. With the Amoco Liuhua project nearing successful completion and our current involvement with Enserch in Green Canyon, we believe Reading & Bates is rapidly establishing
  itself  as  a  leader  in  the  growing  field   of  floating
  production."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating productions systems to the upstream offshore oil and gas industry worldwide.

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